UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Canterbury Park Holding Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CANTERBURY PARK HOLDING CORPORATION

1100 Canterbury Road
Shakopee, Minnesota 55379
(952) 445-7223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 5, 2025

Notice is hereby given that the Annual Meeting of Shareholders of Canterbury Park Holding Corporation will be held in the Triple Crown Room at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 5, 2025, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025;

3.	To approve, on a non-binding basis, the compensation paid to our named executive officers; and

4.	To cast a non-binding advisory vote on the frequency of future non-binding votes on executive compensation.

The Board of Directors has fixed the close of business on April 10, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

As our Annual Report to Shareholders for 2024, we are also separately supplying our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission (SEC) on March 11, 2025.

All shareholders are cordially invited to attend the Annual Meeting of Shareholders in person. Whether or not you expect to attend, please vote as soon as possible. If your shares are registered in your name, information regarding how you can vote in person, over the Internet or by mail is provided in the materials sent to you, and, if you have received a proxy card, it provides information on how to vote your shares. If you hold shares beneficially through a financial institution or other nominee, please follow the voting instructions it provides. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors, /s/ Randall D. Sampson Randall D. Sampson President and Chief Executive Officer

April 25, 2025

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the proxy statement following this Notice and the Company’s Annual Report on Form 10-K for its 2024 fiscal year are available at www.proxyvote.com.

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT

i

ii

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT FOR JUNE 5, 2025 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is being provided on behalf of the Board of Directors (the “Board”) of Canterbury Park Holding Corporation (the “Company,” “Canterbury,” or “we”) in connection with the Annual Meeting of Shareholders to be held at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 5, 2025, beginning at 10:00 a.m. Central Daylight Time (the “Annual Meeting”). The Board of Directors is soliciting proxies to be voted at the Annual Meeting, and at any adjournment and reconvening of the meeting. We first made this proxy statement available to our shareholders on or about April 25, 2025.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will be asked to vote on four matters. These are:

●	The election of seven directors;

●	Ratifying the appointment of Wipfli LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

●	Approval, on a non-binding basis, the compensation paid to our named executive officers; and

●	Vote on the frequency of future shareholder advisory votes on executive compensation.

During the informal portion following the formal portion of the Annual meeting, the Company’s management will also report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Will any other business be conducted?

While we do not expect that other business will be conducted at the Annual Meeting, we will consider other business, if any, that is properly presented at the meeting.

How does the Board recommend that I vote?

The Board of Directors named in this proxy statement recommends a vote:

●	“FOR” the election of the seven nominees recommended by the Board of Directors;

●	“FOR” the ratification of the appointment of Wipfli LLP;

●	“FOR” the approval, on a non-binding basis, the compensation paid to our named executive officers; and

●	“FOR” “three years” as a frequency of future shareholder advisory votes on executive compensation.

Who is entitled to vote at the meeting?

If you are a shareholder of record at the close of business on April 10, 2025, you are entitled to vote at the meeting. As of April 10, 2025, there were 5,045,988 shares of common stock outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” for those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held by the financial institution or nominee in “street name.” If you are a “street name” holder, you will receive a voting instruction card, which is very similar to a proxy card. Please follow the voting instructions as directed on your voting instruction card in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence, in person or by proxy, of the holders of a majority of the voting power of the shares entitled to vote at a meeting constitutes a quorum.

If the broker, bank, trustee or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform us that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either by:

●	Accessing the Internet website specified on your proxy card;

●	Calling the toll-free number specified on your proxy card; or

●	Signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares beneficially in street name, you may also vote your shares by accessing the Internet website specified on your voting instruction card, by telephone or by mail following the instructions provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described below in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one proxy card or voting instruction card?

It means you hold shares of the Company stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card or voting instruction card you receive.

What is a Notice of Internet Availability of proxy materials?

As permitted by rules adopted by the SEC, we are furnishing proxy materials to many of our shareholders via the internet. On or about April 25, 2025, we mailed or otherwise made available to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report, via the internet at www.proxyvote.com. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the internet at www.proxyvote.com. Certain shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet at www.proxyvote.com or have been mailed paper copies of our proxy materials and proxy card.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

If you hold your shares in street name, and then decide to attend the meeting, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing seven directors as part of Proposal 1, the seven nominees receiving the highest number of votes will be elected.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock voting at the annual meeting in person or by proxy is required for Proposal 2, shareholder ratification of the appointment of Wipfli to serve as the Company’s independent registered public accounting firm for the 2025 fiscal year.

Approval of Proposal 3 relating to the compensation paid to our named executive officers, requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on Proposal 3.

The Board of Directors will consider shareholders to have selected the frequency of future shareholder advisory votes on executive compensation (one, two, or three years) that receives the greatest number of votes.

How are votes recorded and counted?

Shareholders may either vote FOR or WITHHOLD authority for each nominee for election to the Board of Directors identified in Proposal 1. Shareholders may vote FOR, AGAINST, or ABSTAIN on Proposals 2 and 3. Shareholders may vote 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN on Proposal 4.

If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld because directors are elected by a plurality.

Abstentions will be counted for purposes of calculating whether a quorum is present at the annual meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you vote ABSTAIN on Proposals 2 or 3, your ABSTAIN vote has the same effect as a vote against that proposal.

Brokers who hold shares in street name have discretionary authority to vote on certain “routine” items even if they have not received instructions from the persons entitled to vote these shares. However, brokers do not have authority to vote on “non-routine” items without these instructions. If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum but are not considered entitled to vote on proposals for which no instructions were given. Proposal 2, the ratification of the selection of Wipfli as the Company’s independent registered public accounting firm, is the only routine proposal on the ballot for the 2025 Annual Meeting. Your broker or nominee has discretionary authority to vote your shares on the ratification of the appointment of Wipfli as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Proposal 1, the election of directors, is non-routine.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	By sending a written notice of revocation to our Corporate Secretary;

●	By submitting another properly signed proxy card with a later date to our Corporate Secretary;

●	If you voted by telephone or through the Internet, by voting again by telephone or through the Internet prior to the close of the voting facility; or

●	By voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of preparing this proxy statement and this solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

How can a shareholder present a proposal at the 2026 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2026 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on December 26, 2025. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Please review “Other Information – Shareholder Proposals and Nominees for 2026 Meeting” at the end of this proxy statement.

In addition, shareholders should review “Other Information – Shareholder Proposals and Nominees for 2026 Meeting” for more information regarding the steps to be taken under our bylaws for such proposal to be properly brought before shareholders at our 2026 Annual Meeting, whether or not the proposal would be included in our proxy statement for that meeting.

How can a shareholder get a copy of the Company’s 2024 Annual Report on Form 10-K?

Copies of the notice of the Annual Meeting, this proxy statement and our Annual Report on Form 10-K for 2024 are available at www.proxyvote.com. For shareholders who have been mailed paper copies of our proxy materials and proxy card, the paper copies include our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. Our Annual Report on Form 10-K is also available at our website, www.canterburypark.com, by following the “SEC Filings” link in the “Investors” page.

What if I do not specify a choice for any matter when returning my proxy?

If you just sign and submit your proxy without voting instructions, the persons named as proxies on the proxy card will vote your shares “FOR” the election of each of the nominees to the Board of Directors presented in Proposal 1 and “FOR” Proposal 2 and 3, and “3 YEARS” for Proposal 4.

If any other matters come up for a vote at the meeting, the proxy holders will vote according to the recommendations of our Board of Directors or, if there is no recommendation, in their own discretion.

CORPORATE GOVERNANCE AND BOARD MATTERS

General.

Our Board of Directors is committed to sound and effective corporate governance practices. Our policies comply with the rules of the Securities and Exchange Commission (“SEC”) and listing standards of the Nasdaq Stock Market (“Nasdaq”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access the charters of our Audit Committee, Compensation Committee, Governance Committee, our Code of Conduct and our Governance Guidelines in the Investors section of our website at www.canterburypark.com or by writing to the Investor Relations Department at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, or by e-mailing our Investor Relations Department at investorrelations@canterburypark.com.

Board Leadership.

The roles of our Board Chair and Chief Executive Officer are combined and Mr. Sampson has served in this combined role since October 3, 2019. Mr. Sampson is responsible for the general management and operation of the Company, providing guidance and oversight to senior management and formulating the strategic direction of the Company. As Board Chair, Mr. Sampson is also responsible for the content, quality and timeliness of information provided to our Board and consults with our Board regarding oversight of our business affairs.

In addition, the Board appointed Carin J. Offerman in October 2019 as the lead independent director to, among other things, facilitate communication between management and the independent directors. The responsibilities of the lead independent director include:

●	consulting with the Board Chair regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting;

●	scheduling, setting the agenda for and serving as chair of meetings of independent directors;

●	serving as principal liaison between the independent directors and the Board Chair and between the independent directors and senior management;

●	presiding at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors; and

●	in the event of the death, incapacity, resignation or removal of the Board Chair, serving as the acting Board Chair until a new Board Chair is selected.

The Company believes its current leadership structure is appropriate given the nature of the industry in which it operates and the leadership structures of its peer group.

Director Independence.

The Board of Directors follows director independence guidelines that are consistent with the definitions of “independence” set forth in Nasdaq’s listing standards. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our current directors and our director nominees and has determined that, each of the following current directors qualifies as “independent” under Nasdaq listing standards: Maureen H. Bausch, Mark Chronister, John S. Himle, Carin J. Offerman, Damon E. Schramm and Peter Ahn. Current director Randall D. Sampson does not qualify as independent under Nasdaq listing standards because he is our President and Chief Executive Officer.

Board Committees and Committee Independence.

Board Committees. Our Board of Directors has established three committees: an Audit Committee, a Compensation Committee and a Governance Committee. The composition and function of each of these committees are set forth below. Each of the Audit Committee, Compensation Committee and Governance Committee operates under a written charter adopted by the Board of Directors that is available at www.canterburypark.comunder the tab “Corporate Governance Documents” on the “Investors” page.

Audit Committee. The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between us and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by our independent registered public accounting firm, oversight of our accounting, financial reporting and internal controls, and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Wipfli, our independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee charter is reviewed annually. The current members of the Audit Committee are Mark Chronister (Chair), Carin J. Offerman, Peter Ahn and John S. Himle, each of whom is independent under Rule 10A-3 of the Exchange Act and Nasdaq listing standards. Further, the Board of Directors has determined that Ms. Offerman and Messrs. Ahn and Chronister meet the Securities and Exchange Commission definition of an “audit committee financial expert.” As required by its charter, all of the members of the Audit Committee meet the Nasdaq requirements regarding financial literacy and financial sophistication. The Audit Committee held four meetings during 2024.

Compensation Committee. The Compensation Committee provides oversight of our overall compensation strategy, reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and the other executive officers, administers our equity-based compensation plans and oversees our 401(k) Plan and similar employee benefit plans. The Compensation Committee charter is reviewed annually. The current members of the Compensation Committee are Carin J. Offerman (Chair), Maureen H. Bausch, Damon E. Schramm and Mark Chronister, each of whom is independent under Nasdaq listing standards and the independence requirements of the Securities and Exchange Commission. The Compensation Committee held two meetings in 2024.

Governance Committee. Under its charter, the Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees and monitors the process to assess the Board’s effectiveness. In evaluating potential nominees to the Board, the Governance Committee will consider the criteria set forth in our Governance Guidelines and will consider candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. Our Governance Guidelines are available at www.canterburypark.com under the tab “Corporate Governance Documents” on the “Investors” page. When evaluating candidates for nomination as new directors, the Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups, in accordance with the Company’s formal diversity policy. The Governance Committee also oversees on behalf of the Board the Company’s community impact matters, including periodically reviewing and assessing the Company’s significant issues, risks and trends, and overseeing our engagement with, and disclosures to, shareholders and other interested parties concerning these matters. The current members of the Governance Committee are John S. Himle (Chair), Peter Ahn, Damon E. Schramm and Maureen H. Bausch. The Governance Committee held two meetings in 2024.

Meeting Attendance.

Our Board of Directors meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. In 2024, the Canterbury Board held five regular meetings at which directors participated in person, by telephone, or video conference, and in addition held several informal meetings in which all or a majority of Board members participated. Meetings generally included an executive session without the presence of non-independent directors and management.

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. Each of our current directors attended at least 75% of the meetings of the Board and committees on which he or she served during 2024. Under our governance guidelines, each director is strongly encouraged to attend our Annual Meeting of Shareholders. Each of the Company’s directors attended the 2024 Annual Meeting of Shareholders.

Director Nominations.

Nominee Selection Process. The Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for nomination as directors. The nominees for the Annual Meeting were selected by the Governance Committee in March 2025. All nominees were elected by shareholders at the 2024 Annual Meeting of Shareholders.

The Governance Committee will consider candidates for Board membership suggested by its members, other Board members as well as management and shareholders, subject to the requirements of our bylaws.

When identifying and evaluating new nominees to the Board, the Governance Committee generally first establishes a profile of the new Board member based upon criteria for selection as a nominee and the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates any candidates identified by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members and other directors may interview the prospective nominees in person, by video or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Our Governance Guidelines provide that the Board should generally have between five and nine directors. The Board of Directors is comprised of seven directors. In determining the number of directors serving on the Board, the Governance Committee seeks to ensure that the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and is able to engage the directors in Board and committee service, all while maintaining efficient function and communication among members.

Criteria for Nomination to Board; Diversity Policy. While the Governance Committee has no specific minimum qualifications for director nominees, the Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees, which include:

●	the nominee’s personal and professional ethics, integrity and values;

●

the nominee’s intellect, judgment, foresight, skills, experience (including understanding of marketing, operations, finance, real estate development events, gaming/racing and other elements relevant to the success of an organization such as Canterbury Park) and achievements, all of which are viewed in the context of the overall composition of the Board;

●	the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on the nominee serving as a director;

●	having a majority of independent directors on the Board; and

●	representation of the long-term interests of the shareholders as a whole and a diversity of backgrounds and expertise, which are most needed and beneficial to the Board and Canterbury Park.

In selecting the nominees, the Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed for effective governance.

The Governance Committee is committed to Board diversity and takes into account the personal characteristics, experience and skills of current and prospective directors, including gender, race and ethnicity, to ensure that a broad range of perspectives is represented on the Board to effectively perform its governance role and oversee the execution of our strategy. In March 2022, the Governance Committee adopted a formal policy with respect to diversity through its charter in order to improve the quality and effectiveness of potential candidates. Under that policy, when evaluating candidates for nomination as new directors, the Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

Nominations by Shareholders.

The Board of Directors will consider qualified individuals proposed by shareholders along with other potential candidates when determining what individuals it will recommend for election at our annual shareholders meeting. Shareholders can submit proposed candidates, together with appropriate biographical information, to the Board of Directors at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: Chief Executive Officer. Submissions will be forwarded to the independent directors for review and consideration.

Our bylaws provide that shareholders may directly nominate an individual for election to the Board at our shareholders meeting if certain procedures are timely followed. A shareholder wishing to formally nominate an individual to election to the Board at a future shareholder meeting should timely follow the procedure set forth below under the caption “Other Information – Shareholder Proposals and Nominees for 2026 Annual Meeting -- Shareholder Nominations” at the end of this proxy statement.

Code of Conduct.

We have adopted a Code of Conduct (the “Code”) applicable to all of our officers, directors, employees and consultants that specifies guidelines for professional and ethical conduct in the workplace. The Code also incorporates a special set of guidelines applicable to our senior financial officers, including the chief executive officer, chief financial officer and others involved in preparation of our financial reports. These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by us and compliance with laws, rules and regulations concerning this periodic reporting. The Code is available at www.canterburypark.com under the tab “Corporate Governance Documents” on the “Investors” page.

Contacting the Board of Directors.

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Board’s Role in Managing Risk.

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through its standing committees, has responsibility for oversight of risk management. Senior management attends the regular meetings of the Board and is available to address questions and concerns raised by the Board related to risk management, and our Board regularly discusses with management identified major risk exposures, their potential financial and other business impact on the Company and steps that can be taken to manage these risks.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, cybersecurity risk, and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm at regularly scheduled meetings to receive reports on the firm’s review of the Company’s financial statements. The Compensation Committee is responsible for managing risks in connection with our compensation policies, programs and practices and for managing risk associated with succession planning for the Chief Executive Officer position. The Governance Committee is responsible for managing risk associated with succession planning for the Board of Directors, as well as environment, social and corporate governance matters generally.

Delinquent Section 16(a) Reports.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that, during fiscal year 2024, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met, except one Form 4 relating to one transaction was filed late for Randall D. Sampson.

PROPOSAL 1
ELECTION OF DIRECTORS

The Governance Committee has nominated and recommend for election as our directors the seven individuals named below, each of whom is a current director of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our bylaws, the authorized number of directors is set at seven and the Board of Directors has nominated for election the seven persons named below.

The Board of Directors believes that each nominee named below will be able to serve, but if a nominee is unable to serve as a director, the persons named in the proxies have advised us that they would vote for the election of such substitute nominee as the Governance Committee may propose.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers.

Information regarding the experience, qualifications and other attributes that qualify each of the nominees to serve on the Company’s Board is set forth below.

PETER AHN, age 60, has been a director since October 5, 2022. In 2001, Mr. Ahn co-founded Hemisphere, a private investment group that founds, incubates, owns, operates, and makes investments in companies in a wide variety of industries, including gaming, restaurant and hotel businesses. From 1999 to 2001, Mr. Ahn was an investment banker with Jefferies and Company, Inc. Prior to joining Jefferies, Mr. Ahn spent four years at RBC Dain Rauscher in the fixed income and equity capital market groups. Mr. Ahn holds a B.A. degree in economics from Macalester College in St. Paul, Minnesota, and an M.B.A. in strategic management from the University of Minnesota’s Carlson School of Management

Mr. Ahn contributes to the Board through his deep gaming, restaurant and hotel industry expertise and background in investment banking.

MAUREEN H. BAUSCH, age 70, has served as a member of the Board of Directors of the Company since October 2019. Ms. Bausch is currently managing partner at Bold North Associates, providing experiential and consulting services for retail, event and destination attraction businesses; Taste of the NFL, Taste of the Draft (as examples). Ms. Bausch served from December 2014 until February 2018 as CEO and an Executive Board Member of the Super Bowl Host Committee in connection with the February 4, 2018 Super Bowl LII held in Minneapolis. Prior to that, Ms. Bausch worked in positions of increasing responsibility at the Mall of America, serving most recently as Executive Vice President, managing the $1 billion asset.

Ms. Bausch’s long and deep involvement and experience in the Minnesota community and the local retail, event and destination attraction businesses brings a good perspective to the Board with Canterbury’s continuing focus on its card casino, racing and special events.

MARK CHRONISTER, age 73, has served as a member of the Board of Directors of the Company since October 1, 2020. Mr. Chronister retired in 2007 as an audit partner in the Minneapolis office of PricewaterhouseCoopers, LLP (PwC) after 34 years at the firm. During his career and since his retirement from PwC in 2007, Mr. Chronister has been focused on board and community service. Currently, Mr. Chronister is an Advisory Board member for the Hendrickson Institute of Ethical Leadership at St. Mary’s University of Minnesota and the Audit Committee Chair for Artistry Theater and Visual Arts.

Mr. Chronister brings to the Board substantial financial expertise and he is an “audit committee financial expert.”

JOHN S. HIMLE, age 70, has served as a member of the Board of the Company since October 2019. Mr. Himle is Chief Executive Officer of Himle LLC, a specialized consultancy that advises companies, not-for-profit entities and other organizations with insight and strategy related to shaping complex business decisions and related matters. Mr. Himle was the founder and Chief Executive Officer of Himle Horner Inc. and Himle Rapp and Co. before selling his interests in 2017. He also served five terms in the Minnesota House of Representatives holding a series of leadership positions, including Assistant Majority Leader and Assistant Minority Leader.

Mr. Himle’s experience in, and knowledge of, government, regulatory matters, risk management, public relations and communications bring a helpful and well-informed perspective to the Company as the Company pursues its card casino, racing, special events and real estate development opportunities.

CARIN J. OFFERMAN, age 76, has been a director of the Company since 1994 and was named lead independent director in October 2019. Ms. Offerman is currently engaged in private investment activities. From 1997 to 2000, Ms. Offerman was the President and CEO of Offerman & Company, a regional investment banking and retail broker-dealer firm, and from 1990 to 1997 was its Executive Vice President. Prior to 1990, Ms. Offerman served in various capacities with Offerman & Company for the preceding six years, including as registered representative and sales retail manager. Ms. Offerman was a member of the board of the Minnesota Thoroughbred Association from 1993 to 1996 and served as its President in 1993 and 1994. Ms. Offerman has been an owner and breeder of both show horses and thoroughbreds, and she has been or is currently licensed as a horse owner in Minnesota, Iowa and Nebraska. Ms. Offerman was also a member of the Minnesota Racing Commission’s Breeders Fund Advisory Board and served as its Chair from 2003 to 2017.

As a member of the Company’s Board of Directors, Ms. Offerman brings a unique blend of entrepreneurial experience, knowledge and experience in investment banking and finance, and an understanding of the local and national horse industry.

RANDALL D. SAMPSON, age 67, co-founded the Company with his father in 1994 and has served as its President and Chief Executive Officer and on the Company’s Board of Directors since inception. Mr. Sampson was also named Chairman of the Board on October 3, 2019. After graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of Deloitte & Touche where he earned his CPA certification. He subsequently gained experience as a controller of a private company and, thereafter, served as a Chief Financial Officer of a public company before becoming one of the three co-founders of Canterbury Park Holding Corporation in 1994. From 1987 to 1994, Mr. Sampson also managed Sampson Farms, a thoroughbred breeding and racing operation. From 1999 to 2022, Mr. Sampson was a director of Communications Systems, Inc. (Nasdaq: JCS) (“CSI”) and the successive merged company Pineapple Energy Inc. (Nasdaq: PEGY) from 2022 to 2024. Mr. Sampson is also a director and former vice president of the Thoroughbred Racing Association of North America. Prior to becoming Chief Executive Officer, Mr. Sampson was a horse owner and active in horse industry associations and advisory boards.

As the Company’s Chairman and Chief Executive Officer, Mr. Sampson brings to the Board long-time experience in the horse industry, financial expertise with over 25 years of operating history at Canterbury Park, an in-depth understanding of the Company’s personnel, operations, real estate development efforts, financial performance, financial position, challenges and opportunities.

DAMON E. SCHRAMM, age 57, has served as a member of the Board of Directors of the Company since October 5, 2022. Since August 2022, Mr. Schramm has served as the Vice President - General Counsel at Togetherwork, a private company providing integrated software and payments solutions for managing communities, groups, and organizations. Previously, Mr. Schramm was Interim General Counsel at KASA Holdings, LLC, a private company involved in specialty e-commerce stores, from August 2021 to August 2022. From December 2020 to August 2021, Mr. Schramm was counsel at the law firm of Lathrop GPM. Mr. Schramm served as Chief Legal and Administrative Officer of Bite Squad, a restaurant delivery service company, from 2017 until it was acquired in February 2019 by Waitr Holdings Inc. (Nasdaq: ASAP), an online ordering technology platform. From February 2019 to May 2020, Mr. Schramm served as the Chief Legal Officer of Waitr Holdings. From 2015 until 2017, he was Senior Vice President, General Counsel and Corporate Secretary at Evine Live Inc. (Nasdaq: EVLV), a multiplatform interactive digital commerce company that offered a mix of proprietary, exclusive and name-brand merchandise.

From 2005 until 2015, Mr. Schramm was Vice President, General Counsel and Corporate Secretary of Lakes Entertainment, Inc. (Nasdaq: LACO), a casino gaming and entertainment company that completed a merger in August 2015 with Sartini Gaming, Inc. to become Golden Entertainment, Inc. (Nasdaq: GDEN). Prior to that, Mr. Schramm was a partner with the law firm of Gray Plant Mooty (now Lathrop GPM) where he practiced corporate law with an emphasis in finance, mergers and acquisitions, and corporate transactions. Mr. Schramm holds a B.A. degree from the University of Minnesota-Duluth, a J.D. from William Mitchell College of Law, and an LL.M. (Masters of Law) in Securities and Financial Regulation from Georgetown University Law Center.

Mr. Schramm contributes to the Board through his deep understanding of gaming operations and strategy, mergers & acquisitions, and public company governance and securities reporting.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR” Each Nominee Identified in Proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based upon information available as of April 10, 2025, the beneficial ownership of shares of our common stock (i) by each person known by us to own of record or beneficially five percent or more of our common stock; (ii) by the Named Executive Officers listed in the Summary Compensation Table below; (iii) by each of our directors, who are also the director nominees; and (iv) by all of our current executive officers and directors as a group. Unless otherwise indicated, the persons listed below may be contacted by mail at 1100 Canterbury Road, Shakopee, Minnesota 55379.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	(1)	Percent of Class

Randall D. Sampson (2)(3)(4)	1,010,694	(5)	20.0%

Black Diamond Capital Management, LLC
2187 Atlantic Street	821,274	(7)	16.2%
Stamford, Connecticut 06902

Gabelli Asset Management, Inc.
One Corporate Center	590,931	(6)	11.7%
Rye, New York 10580-1435

Estate of Dale H. Schenian
12816 Yacht Club Circle	525,819	(8)	10.4%
Fort Meyers, Florida 33919-4591

Gate City Capital Management, LLC
8725 W. Higgins Road, Suite 530	284,833	(9)	5.6%
Chicago, Illinois 60631

Carin J. Offerman (3)(4)	114,034		2.3%
Mark Chronister (3)(4)	8,710		*
John S. Himle (3)(4)	12,632		*
Maureen H. Bausch (3)(4)	12,271		*
Peter Ahn (3)(4)	3,951		*
Damon E. Schramm (3)(4)	3,951		*
Randy J. Dehmer (2)	23,361		*
All current directors and executive officers as a group (8 persons)	1,189,604		23.5%

*	Indicates ownership of less than one percent

(1)

Includes the following number of shares not currently outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of April 10, 2025 as follows: Mr. Sampson, no shares; Ms. Offerman, 3,092 shares; Mr. Chronister, 3,092 shares; Mr. Himle, 3,092 shares; Ms. Bausch, 3,092 shares; Mr. Ahn, 3,092 shares; Mr. Schramm, 3,092 shares; Mr. Dehmer, no shares; and all current directors and executive officers as a group, 18,552 shares. These shares are treated as outstanding only when determining the amount and percent owned by the respective individual or group.

(2)	Named Executive Officer.

(3)	Director.

(4)	Nominee for election at the Annual Meeting.

(5)

Includes the following: (i) 34,173 shares of common stock held by the Randall D. Sampson GST Trust, of which Mr. Sampson is the sole trustee; and (ii) 667,387 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager. Mr. Sampson disclaims beneficial ownership of all of the shares of the Company’s common stock except those shares he holds individually or jointly with his spouse.

(6)

Based upon Amendment 26 to Schedule 13D filed by GAMCO Investors, Inc. on November 15, 2023, which reports shares beneficially owned as of November 13, 2023 by Gabelli Funds, GAMCO Asset Management, Teton Advisors, Inc., and MJG Associates, Inc.

(7)	Based upon Amendment No. 5 to Schedule 13G filed by Black Diamond Capital Management, L.L.C. and Stephen H. Deckhoff, on February 14, 2024 reporting beneficial ownership as of December 31, 2023.

(8)

Based upon Amendment No. 23 to Schedule 13G filed by Dale H. Schenian on February 13, 2023 in which Mr. Schenian reports, as of December 31, 2022, sole voting and dispositive power over 492,819 shares and reports shared voting and dispositive power over 33,000 shares. Mr. Schenian passed away on August 25, 2023.

(9)	Based upon Amendment No. 3 Schedule 13G filed by Gate City Capital Management, L.L.C. and Michael Melby, on November 14, 2024 reporting beneficial ownership as of September 30, 2024.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which currently consists of Mark Chronister (Chair), Carin J. Offerman, Peter Ahn and John S. Himle, held four meetings during 2024 with management and our independent registered public accounting firm. These meetings also included executive sessions designed to facilitate and encourage private communication between the Audit Committee and our independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2024 with management and Wipfli at its meeting on March 6, 2025. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed with the independent registered public accounting firm the firm’s judgments as to the quality of the accounting principles applied in our financial reporting. The discussions with Wipfli also included the matters required to be discussed by the applicable requirements of the SEC and the applicable auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

Wipfli also provided to the Audit Committee the written disclosures and the letter regarding its independence required by the PCAOB Auditing Standard No. 16. This information was discussed with the Audit Committee.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

Mark Chronister (Chair)
Carin J. Offerman
John S. Himle

Peter Ahn

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wipfli LLP has been the Company’s independent registered public accounting firm since August 31, 2014, and the Audit Committee has selected Wipfli to serve as our independent registered public accounting firm for the year ended December 31, 2025. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, however, the Audit Committee is submitting the reappointment of Wipfli as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of Wipfli, the Audit Committee will reconsider the selection. A representative of Wipfli is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Fees Billed and Paid to Independent Registered Public Accounting Firms.

The table below provides a summary of fees paid to Wipfli for professional services rendered in the two fiscal years ended December 31, 2024 and 2023:

Fee Category	2024	2023
Audit Fees	$207,936	$190,670
Audit-Related Fees	-	218,050
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$207,936	$408,720

Audit Fees. This category consists of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports, auditing of our benefit plans, and the issuance of consent in connection with registration statement filings with the SEC.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” In 2024, the Company paid no audit-related fees to Wipfli. In 2023, the Company paid Wipfli $218,050 for work performed regarding long-term strategic growth initiatives.

Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions. The Company paid no fees to Wipfli for tax compliance, tax advice, or tax planning in 2024 or 2023.

All Other Fees. This category consists of all fees paid to the independent registered public accounting firm for matters other than the three listed above. The Company paid Wipfli no such fees in 2024 or 2023.

Audit Committee Pre-Approval Policies and Procedures.

We have adopted a written pre-approval policy for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. This pre-approval policy prohibits delegation of the Audit Committee’s responsibilities to our management. Under the pre-approval policy, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor. The policy prohibits the Audit Committee from approving certain non-audit services may not be provided by the independent auditor under law.

All of the services described above for 2024 and 2023 were pre-approved by the Audit Committee before Wipfli was engaged to render the services.

Vote Required for Shareholder Approval.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock voting at the annual meeting in person or by proxy is required for shareholder ratification of the appointment of Wipfli to serve as the Company’s independent registered public accounting firm for the 2025 fiscal year.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR”
Proposal 2: Ratification of Appointment of Wipfli LLP.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every three years. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote on named executive officer compensation.

As described in the section entitled “Executive Compensation Programs and Practices,” we have designed our executive compensation program to implement core compensation principles, including pay for performance and alignment of our management’s interests with those of our shareholders. Under these programs, we reward our Named Executive Officers in large part for the achievement of specific financial performance goals and design incentive compensation programs to drive achievement of financial performance, both in the short-term and long-term. We encourage shareholders to read the “Executive Compensation Programs and Practices” section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2024 compensation of our Named Executive Officers.

The say-on-pay proposal presented at our 2022 Annual Meeting of Shareholders received 95.7% approval by our shareholders. Although the vote was non-binding, the Compensation Committee believes this level of approval percentage indicates that our shareholders strongly support our core compensation principles and our executive compensation program.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Canterbury Park Holding Corporation approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in Canterbury Park Holding Corporation’s proxy statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required for Shareholder Approval.

Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2025 and future years.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR”
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

As required by Section 14A of the Securities Exchange Act of 1934, we are also asking shareholders to cast an advisory vote on the frequency of future advisory votes on our Named Executive Officer compensation. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation every year, every two years, or every three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years (triennially) is the most appropriate alternative for Canterbury Park Holding Corporation and therefore our Board of Directors recommends that you vote for “Every Three Years” as the frequency for future advisory votes on executive compensation.

In formulating its recommendation, our Board of Directors believes that a triennial vote would provide us with the time to thoughtfully consider the voting results, engage with shareholders to further understand the voting results, and respond to the vote and to shareholders’ feedback. Additionally, we intend to engage with our shareholders regarding executive compensation during the period between shareholder advisory votes. We believe that our openness to input from our shareholders regarding executive compensation and the ability of shareholders to contact us at any time regarding these matters will reduce the need for and value of a more frequent advisory vote on executive compensation.

We are not asking shareholders to approve or disapprove of the Board's recommendation, but rather to indicate their own choice as among the frequency options. Shareholders may cast a vote on their preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting on Proposal 4.

Vote Required

The option of every year, every two years or every three years that receives a plurality of the votes cast at the Annual Meeting by shareholders voting on Proposal 4 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. While this vote is advisory, and not binding on the Board of Directors, the Board will take into account the outcome of the vote in making its determination concerning the frequency of future advisory votes on executive compensation.

Board Voting Recommendation

The Board of Directors unanimously recommends that shareholder vote “Every Three Years” on Proposal 4: Advisory Vote on the Frequency of Future Compensation Advisory Votes.

EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES

Role of the Compensation Committee in the Compensation Process.

The Compensation Committee has the following duties and responsibilities relating to executive compensation:

●	To review, approve and oversee our overall compensation strategy;

●

To review and recommend the compensation and other terms of employment of Randall D. Sampson, our President and Chief Executive Officer, and other executive officers, which for 2024 consisted of Randy J. Dehmer, our Senior Vice President of Finance and Chief Financial Officer, and recommend to the entire Board the compensation and the other terms of employment of these officers; and

●

To oversee the administration of the Company’s incentive-based or equity-based compensation plans and periodically consider and recommend changes in existing plans or the adoption of other or additional equity-based compensation plans.

Messrs. Sampson and Dehmer are sometimes referred to as the “Named Executive Officers” or “NEOs”.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. In February 2024, the Compensation Committee engaged Total Rewards Group, LLC, an executive compensation consulting firm, to provide recommendations and advice to the Compensation Committee. The Compensation Committee continued to refer to these recommendations and advice in setting compensation programs for 2024 as described below.

In discharging its responsibilities, the Compensation Committee solicits certain information and advice from our President and Chief Executive Officer, our Senior Vice President of Finance and Chief Financial Officer and our Vice President of Human Resources. These officers participate in the deliberations of the Compensation Committee regarding compensation of other employees, including providing information regarding salary history, historical bonus practices and related financial data, the responsibilities and performance of employees and recommendations regarding the appropriate levels of compensation, but do not take part in deliberations regarding their own compensation.

Objectives of Our Compensation Programs.

It is the objective of the Compensation Committee to provide competitive levels of compensation that will attract, motivate and retain executives with superior leadership and management abilities and to provide incentives to executive officers so that we may achieve superior financial performance and to structure the forms of compensation paid to align the interests of our executive officers with those of the Company. With these objectives in mind, it has been our practice to provide a mix of base salary, bonus compensation, long-term, equity-based compensation and retirement compensation. Historically, base salary has represented approximately 75% or more of the total value of executive officer compensation, with cash bonuses, the value of long-term equity compensation and retirement compensation comprising the remainder. The Compensation Committee believes that these forms of compensation provide an appropriate combination of competitive fixed pay and variable pay as incentives to motivate superior short-term operational performance balanced with other incentives to achieve longer term operational goals and positive long-term stock price performance.

Information about the Components of our Compensation Programs.

Base Salary for 2024

We establish base salaries for our executive officers by reference to base salaries paid to executives in similar positions with similar responsibilities. We review the base salaries annually and adjustments, if any, are usually made in February or March of each year. The Compensation Committee consider other factors, including Company financial performance and subjective judgments by the Compensation Committee on individual performance based on factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory or political initiatives beneficial to our business. The Compensation Committee does not, however, assign specific weights to these various qualitative factors in making decisions on base compensation.

On March 12, 2024, the Compensation Committee recommended, and the Board of Directors approved, increases in the annual base salaries of Mr. Sampson and Mr. Dehmer. The Compensation Committee determined to increase Mr. Sampson’s annual base salary by 4% to $327,652 and Mr. Dehmer’s annual base salary by 3.5% to $261,081.

Annual Bonus Plan for 2024

The Compensation Committee has used cash bonuses to provide exempt level employees, including executive officers, with an opportunity to receive additional cash compensation, but only if earned based on individual performance and the Company’s financial performance. We have adopted the Canterbury Park Holding Corporation Annual Incentive Plan (the “Annual Bonus Plan”), which is a comprehensive framework pursuant to which opportunities for incentive compensation generally covering periods of one year or less can be awarded the Company’s executive officers, other senior executives and other employees of the Company. Each year, the Compensation Committee grants the NEOs, as well as other officers and key employees, an opportunity under the Annual Bonus Plan to earn a percentage of their respective annual base salaries based upon achievement of performance goals set by the Compensation Committee relating to specified performance measures determined by the Compensation Committee.

On March 12, 2024, the Compensation Committee recommended, and the Board of Directors adopted, 2024 performance goals under the Annual Bonus Plan and granted cash incentive pay opportunities (referred to as “Incentive Awards”) under the Annual Bonus Plan to the Company’s eligible employees, which include Mr. Sampson and Mr. Dehmer.

Payouts of Incentive Awards were based on our 2024 financial performance compared to two performance goals established by the Compensation Committee and the Board of Directors, which were adjusted income from operations for 2024 and consolidated revenue for 2024, weighted 70% and 30%, respectively. Adjusted income from operations (AIFO) was defined as income from operations, calculated in accordance with U.S. generally accepted accounting principles (GAAP), adjusted to exclude certain extraordinary, unusual or other amounts as determined by the Compensation Committee. Revenue was calculated in accordance with GAAP.

Also on March 12, 2024, the Compensation Committee recommended, and the Board of Directors also approved, minimum, target and maximum levels of performance for 2024 AIFO and revenue. Under matrices associated with the 2024 Annual Bonus Plan, achievement at less than the target level resulted in a decreasing bonus and, if achievement failed to meet the minimum performance level, the participants would earn no payout under their Incentive Awards for 2024. The Compensation Committee determined that the total payout under any Incentive Award would not exceed 150% of target, even if our 2024 AIFO and revenue exceed the maximum level of performance. The target 2024 AIFO was $7,540,000 and target 2024 revenue was $63,956,000.

Pursuant to the Annual Bonus Plan, on March 12, 2024, the Compensation Committee recommended, and the Board of Directors approved, 2024 bonus opportunities for Mr. Sampson and Mr. Dehmer, expressed as percentage of 2024 base salary based upon the Company’s achievement at target levels of each performance goal. The cash payout that the Company’s executive officers could earn at the target level of achievement as a percentage of their respective salaries was as follows: Mr. Sampson, 45%, and Mr. Dehmer, 35%.

Based on the Company’s 2024 performance and the matrices associated with the 2024 Annual Bonus Plan, the Compensation Committee determined on March 11, 2025 that our 2024 AIFO was $6,694,979 and 2024 revenue was $61,562,288. In accordance with the matrices associated with the 2024 Annual Bonus Plan approved by the Committee, the 2024 AIFO was 88.80% of target and 2024 revenue was 96.26% of target, which resulted in bonuses of 75.71% of target based on these results. Accordingly, Messrs. Sampson and Dehmer received a cash payment of $110,474 and $68,553, respectively, under the 2024 Annual Bonus Plan.

Historic LTI Plan Practices and 2024 Deferred Stock Awards

The Company has adopted a plan for paying long-term, performance-based incentive compensation to the Company’s NEOs and other Senior Executives called the Canterbury Park Long Term Incentive Plan (the “LTI Plan”). The LTI Plan authorizes the grant of Long-Term Incentive Awards that provide an opportunity to executive officers and other senior officers to receive a payment (a “payout”) in cash or shares of the Company’s common stock to the extent of Company achievement at the end of a period greater than one year (the “performance period”) in comparison to performance goals established for the performance period. The LTI Plan is a sub-plan of the Company’s Stock Plan. Further information regarding the LTI Plan is provided in and the text of the LTI Plan is an exhibit to the Company’s Form 8-K Report filed April 5, 2016.

The following summarizes the Compensation Committee’s historic practice in implementing the LTI Plan each year. Performance was measured over three-year performance periods. The performance goals currently used were adjusted income from operations and revenue. At the beginning of each three-year performance period, the Compensation Committee determined (i) performance goals for each of the three years in the performance period and (ii) the payout opportunities for each executive officer and other senior officers to earn incentive compensation as a percentage of his or her average annual base salary over the three-year period. Under the matrices associated with each three-year performance period, achievement of the performance goals at less than target for that year would result in a decreasing payout earned and, if achievement failed to meet the minimum performance goals for that year, the participant would not earn any payout under the LTI Plan for that year. Following the end of each three-year performance period, the Company would average achievement in the three years compared to performance goals and compare the result to target achievement to determine the payout earned, which then would be paid in common stock.

Due to the general uncertainty that persisted when the 2021-2023 LTI Plan, the 2022-2024 LTI Plan, the 2023-2025 LTI Plan, and the 2024-2026 LTI Plan would have been adopted and the challenges in developing a three-year forecast for an LTI Plan for the relevant performance periods, the Compensation Committee did not adopt an LTI Plan for the three-year performance periods of 2021-2023, 2022-2024, 2023-2025, or 2024-2026. Instead, the Compensation Committee granted deferred stock awards in February 2021, February 2022, March 2023, and March 2024 with view that these awards accomplish similar compensation-related purposes as the LTI Plans for those years. Specifically, the Compensation Committee believed that the deferred stock awards incorporated elements of the long-term incentives provided by the LTI Plan through the vesting period, provided meaningful incentives for Company performance generally over that vesting period (which in turn would drive stock price appreciation) and allowed the necessary flexibility in incentivizing performance that fixed performance criteria could not. For 2024, the Compensation Committee determined to keep the vesting period of the deferred stock awards at four years in order to emphasize long-term Company performance and stock price appreciation. The Compensation Committee determined the size of the deferred stock awards in 2024 by reference to the target opportunity that the executive officers would have had under the 2024-2026 LTI Plan had it been adopted, which was for Mr. Sampson, 45% of his base salary at target, and for Mr. Dehmer, 35% of his base salary at target.

Based upon these factors, in March 2024, the Compensation Committee granted 5,700 shares of deferred stock to Mr. Sampson and 3,600 shares of deferred stock to Mr. Dehmer. These deferred stock awards were granted from the Company’s Stock Plan and will vest in equal 25% increments on each of the four anniversaries of the grant date.

Hedging, Pledging and Insider Trading Policies.

We have adopted an insider trading policy designed to promote compliance with applicable laws, rules and regulations and applicable listing standards. Our insider trading policy applies to all Canterbury employees (including executive officers) and our directors. Our insider trading policy prohibits directors, officers and employees from trading in our stock while aware of material non-public information about us. Effective October 2023, the policy specifically prohibits hedging and monetization transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) by directors, officers and employees. The policy also prohibits short selling our stock, requires any stock purchased in the open market to be held for a minimum of six months, prohibits margin transactions and transactions in put options, call options or other derivative securities. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation.

As part of its review of competitive pay practices and in order to align the interests of our executive officers with those of its shareholders, on March 17, 2022, the Compensation Committee recommended, and the Board of Directors approved, a letter agreement relating to severance and change in control benefits (the “Letter Agreement”) and approved Canterbury entering into the Letter Agreement with each of Messrs. Sampson and Dehmer, which are in identical form.

The Letter Agreement provides that if the executive officer’s employment is terminated without Cause (other than during the 12-month period following a Change in Control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of six months. The executive officer will also be paid the average of the short-term annual cash incentive bonus amounts the executive received with respect to the three complete calendar years prior to the date of his termination. The short-term incentive bonus amount will be paid in six equal installments consistent with the Company’s regular payroll practices. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of six months from the date COBRA coverage begins or date COBRA coverage otherwise terminates.

Under the Letter Agreements, if a Change in Control occurs, but the executive officer’s employment is not terminated within 12 months of the Change in Control, the executive is not entitled to any payment or benefit. Accordingly, the Letter Agreement is a “double trigger” arrangement requiring both a change of control and a qualifying termination of employment.

The Letter Agreements provide that if a Change in Control occurs and within 12 months of the Change in Control the executive officer’s employment is terminated by us without Cause or by the executive for Good Reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his Target Bonus in effect on such date (without giving effect to any reduction that results in the executive’s termination for Good Reason). The Target Bonus is the cash amount under all of our short-term annual incentive compensation plans in which the executive participates, waiving any condition precedent to the payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of 12 months from the date COBRA coverage begins or the date COBRA coverage otherwise terminates.

Additionally, immediately prior to a Change in Control, all equity awards held by the executive, other than equity awards subject to performance criteria or goals and any options granted under the Employee Stock Purchase Plan, will vest in full and all restrictions on such awards will lapse.

These salary continuation and Change in Control benefits are conditioned upon the executive officer’s execution of a general release and compliance with a restrictive covenants agreement. Further, in the event that the vesting of options upon a Change in Control, together with all other payments or benefits provided by the Letter Agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to either the full amount of the payments or value of benefits under the Letter Agreements or such lesser amount as determined by us that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the executive officer of the greatest amount on an after-tax basis.

Additionally, if the amounts payable under the Letter Agreements would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the Letter Agreements as it may determine, including to delay the start of any payment as provided in the Letter Agreements, amend the definition of Change in Control, and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

Other Compensation.

We do not pay our executive officers’ compensation other than as described above. In particular we do not provide for personal benefits or perquisites (“perks”) as a significant element of compensation of the Named Executive Officers, in particular, or employees of the Company generally.

Timing of Stock Option Grants.

In accordance with Item 402(x) of Regulation S-K, we are providing information regarding our procedures related to the grant of stock options close in time to the release of material non-public information. Although we do not have a formal policy that requires us to award equity or equity-based compensation on specific dates, our Board has adopted a policy with respect to the grant of stock options and other equity incentive awards that generally prohibits the grant of stock options or other equity awards to executive officers during closed quarterly trading windows (as determined in accordance with our insider trading policy). Neither our Board nor our Compensation Committee takes material non-public information into account when determining the timing of equity awards, nor do we time the disclosure of material non-public information for the purpose of impacting the value of executive compensation. We generally issue equity awards to our executive officers at the March Compensation Committee or Board meeting. During fiscal 2024, there were no option awards to any named executive officers within four business days preceding or one business day after the filing of any report of Forms 10-K, 10-Q, or 8-K that discloses material nonpublic information.

Summary Compensation Table.

The following table presents the compensation earned for services in all capacities during 2024 and 2023 by (i) our President and Chief Executive Officer, Randall D. Sampson and (ii) our Senior Vice President of Finance and Chief Financial Officer, Randy J. Dehmer. Messrs. Sampson and Dehmer were our only executive officers and together are referred to as our “Named Executive Officers.”

Name and Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Randall D. Sampson	2024	324,259	120,156	110,474	12,099	566,988
President and Chief Executive Officer	2023	312,253	117,254	75,853	13,567	518,927
Randy J. Dehmer	2024	258,704	75,888	68,553	8,953	412,098
Senior Vice President of Finance and Chief Financial Officer	2023	250,013	66,274	47,237	10,089	373,613

(1)

The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 5, “Stockholders’ Equity and Stock-Based Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. This amount represents both the payout of the LTI shares and deferred stock awards granted in the year noted.

(2)

Represents cash incentive pay to the Named Executive Officers under the Annual Bonus Plan for the year noted, which are reported for the year in which the related services were performed. See “Executive Compensation Programs and Practices – Annual Bonus Plan for 2024” for a description of the 2024 Annual Bonus Plan.

(3)	The components of this amount include the Company’s contributions in cash or stock to the Company’s 401(k) plan to partially match contributions by the respective individuals.

Outstanding Equity Awards at Fiscal Year-End.

The following table sets forth certain information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2024. No option awards were outstanding to the Named Executive Officers as of December 31, 2024.

	Stock Awards
Name	Number of Unvested Stock Awards (#)		Market Value of Unvested Stock Awards ($) (1)
Randall D. Sampson	2,000	(2)	41,000
Randall D. Sampson	3,450	(3)	70,725
Randall D. Sampson	5,700	(4)	116,850
Randy J. Dehmer	1,200	(2)	24,600
Randy J. Dehmer	1,950	(3)	39,975
Randy J. Dehmer	3,600	(4)	73,800

_________________________________

(1)	Value based on a share price of $20.50, which was the closing sales price of our common stock on The Nasdaq Stock Market on December 31, 2024.

(2)	Deferred stock awards vesting 25% in February 2023, 2024, 2025 and 2026.

(3)	Deferred stock awards vesting 25% in March 2024, 2025, 2026 and 2027.

(4)	Deferred stock awards vesting 25% in March 2025, 2026, 2027 and 2028.

Pay Versus Performance.

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer, or PEO, and Non-PEO named executive officer, or Non-PEO NEO, and Company performance for the years listed below. Our PEO is Randall D. Sampson. We have one Non-PEO NEO, which is Randy J. Dehmer, our Chief Financial Officer.

The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEO(3)	Average Compensation Actually Paid to Non-PEO NEO(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR”)(5)	Net Income(6)
2024	$566,988	$451,190	$412,098	$338,283	$102	$2,112,842
2023	$518,927	$304,024	$373,613	$252,117	$66	$10,563,249
2022	$463,411	$536,270	$332,361	$368,321	$183	$7,512,946

(1)

The dollar amounts reported are the amounts of total compensation reported for Mr. Sampson, our President and Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table (SCT).

(2)

The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Sampson, computed in accordance with SEC regulations. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Sampson during the applicable year. The following adjustments were made to Mr. Sampson’s total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations:

Adjustments to Determine Compensation Actually Paid for PEO	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column in the SCT	(120,156)	(117,254)	(86,480)
(Deduction)/increase for fair value of awards granted during year that remain unvested as of year end	(3,306)	(23,276)	38,560
(Deduction)/increase for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	382	(51,984)	74,094
(Deduction)/increase for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	5,266	(23,894)	46,307
Increase for value of dividends paid on equity awards not otherwise reflected in fair value of awards	2,016	1,505	378
Total Adjustments	(115,799)	(214,903)	72,859

Year-end fair values were determined based on the same methodology used for grant date fair value purposes. Deferred stock was valued based on the closing stock price on the relevant measurement date.

(3)

The dollar amounts reported represent the average of the amounts reported for the NEOs as a group (excluding our PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEO included for purposes of calculating the amounts in each applicable year is Randy J. Dehmer, our Chief Financial Officer, who is the only named executive officer other than our PEO.

(4)

The dollar amounts reported represent the amount of “compensation actually paid” to the NEOs as a group (excluding our PEO), as computed in accordance with SEC regulations. Again, the NEOs as a group (excluding our PEO) refers to Randy J. Dehmer, our Chief Financial Officer, who is the only named executive officer other than our PEO. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Dehmer during the applicable year. The following adjustments were made to the Non-PEO NEO total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations, using the same methodology described above in Note 2:

Adjustments to Determine Compensation Actually Paid for Non-PEO NEO	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” Column in the SCT	(75,888)	(66,274)	(51,888)
(Deduction)/increase for fair value of awards granted during year that remain unvested as of year end	(2,088)	(13,156)	23,136
(Deduction)/increase for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	221	(29,241)	40,452
(Deduction)/increase for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	2,855	(13,693)	23,981
Increase for value of dividends paid on equity awards not otherwise reflected in fair value of awards	1,085	868	189
Total Adjustments	(73,816)	(121,496)	35,960

(5)

Cumulative TSR is calculated by dividing the sum of (i) the cumulative amount of dividends per share for the measurement period, assuming dividend reinvestment, and (ii) the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. We do not use TSR as a performance measure in our executive compensation program.

(6)

The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year. We do not use net income as a performance measure in our executive compensation program.

Relationship Disclosure to Pay Versus Performance Table

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following descriptions of the relationships between information presented in the Pay Versus Performance table.

The charts below show, for the past three years, the relationship between the compensation actually paid (CAP) to our PEO and the compensation actually paid (CAP) to our non-PEO NEO to (i) the Company’s cumulative TSR; and (ii) the Company’s net income.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

Cash Compensation.

Each non-employee director receives a cash retainer paid at the annual rate of $30,000 for service as a director. In addition, non-employee directors receive compensation for service on Board committees. Members of the Audit Committee receive a cash retainer paid at the annual rate of $8,000. Members of the Compensation Committee and the Governance Committee receive a cash retainer paid at the annual rate of $4,000. The chairs of each committee receive an additional annual cash retainer of $4,000. The lead independent director also receives an additional annual cash retainer of $4,000. For 2024, Carin J. Offerman was the lead independent director.

Equity Compensation.

Non-employee members of our Board receive equity compensation pursuant to the terms of the Company’s Stock Plan. Under the Stock Plan, the Compensation Committee has the authority to determine prior to each annual meeting of shareholders the equity awards to be issued to each non-employee director elected or re-elected at such annual meeting, including (1) the form of the equity compensation, and (2) the number of shares covered by the award or awards. The grant date for the award is the annual meeting of shareholders following the Compensation Committee’s determination. The Stock Plan specifies the terms of the award. In the case of deferred stock awards, the award will vest one year after the date of grant, provided that the non-employee director continues to serve as a member of the Board until the next annual meeting of shareholders, and the shares acquired on vesting may not be sold before the second anniversary of the date of grant, unless otherwise determined by the Board. Under this provision of the Stock Plan, the Compensation Committee approved a grant of $40,000 of deferred stock to the non-employee directors elected at the 2024 Annual Meeting, which were Mr. Ahn, Ms. Bausch, Mr. Chronister, Mr. Himle, Ms. Offerman and Mr. Schramm. Accordingly, each of these directors received an award of 1,789 shares of deferred stock on June 6, 2024, which will vest on the date of this Annual Meeting and will be delivered one year from the vesting date.

In March 2025, the Compensation Committee determined that each non-employee director elected or re-elected at this Meeting will receive an award of deferred stock, with the number of underlying shares equal to $40,000 divided by the fair market value of our common stock on the grant date. The deferred stock will have the same vesting and delivery terms as the deferred stock granted in connection with the 2024 Annual Meeting.

2024 Director Compensation.

The following table presents the cash and other compensation paid by us to each non-employee member of our Board of Directors in 2024:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Maureen H. Bausch	$38,000	$40,000	$78,000
Mark Chronister	$46,000	$40,000	$86,000
John S. Himle	$46,000	$40,000	$86,000
Carin J. Offerman	$50,000	$40,000	$90,000
Peter Ahn	$42,000	$40,000	$82,000
Damon E. Schramm	$38,000	$40,000	$78,000

(1)	Represents a combination of retainers and committee fees received in 2024 as described above.

(2)

Represents deferred stock awards described above. The values expressed represent the aggregate grant date fair value as determined pursuant to Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), using the assumptions discussed in Note 5, “Stock Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. For a summary of the stock awards held by Mr. Sampson at December 31, 2024, please see “Executive Compensation Programs and Practices – Outstanding Equity Awards at Fiscal Year End.” No non-employee director held any option awards at December 31, 2024. As of December 31, 2024, the non-employee directors then serving held deferred stock awards for the following number of shares: Ms. Bausch, 3,092 shares, Mr. Chronister, 3,092 shares, Mr. Himle, 3,092 shares, Ms. Offerman 3,092 shares, Mr. Ahn, 3,092 shares, and Mr. Schramm, 3,092 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2024, we have not entered into any transaction, and there are no currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Our Audit Committee Charter provides that the Audit Committee is responsible for reviewing, approving and providing oversight in regard to related party transactions. Our Code of Conduct also prohibits our employees, including our executive officers, and our directors from engaging in conflict-of-interest transactions, certain of which may also be transactions in which we and a related person has or will have a direct or indirect material interest. By its charter, the Audit Committee is empowered to periodically review the Code of Conduct, as well as any other programs established to monitor compliance with any codes of conduct or business ethics policies established in the future.

While we do not have a written policy regarding the standards to be applied by our Audit Committee in reviewing conflict of interest transactions, Minnesota law establishes a procedure to be applied to such transactions which focuses on full disclosure of all of the material facts of the transaction to the Audit Committee, approval of the transaction by disinterested directors, and a showing that the transaction was fair and reasonable to the Company at the time it was authorized, approved, or ratified. We believe the Audit Committee would apply these same standards to any potential transaction in which the Company was a participant and in which any related person had or would have a direct or indirect material interest.

OTHER INFORMATION

Shareholder Proposals and Nominees for 2026 Annual Meeting.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where these proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Canterbury Park Holding Corporation is expected to be held on or about June 4, 2026 and proxy materials in connection with that meeting are expected to be mailed on or about April 15, 2026. Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at our corporate office, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: President, by December 26, 2025, in order to be considered for inclusion in the Board of Directors’ proxy statement and proxy card for the 2026 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

Our Bylaws establish an advance notice procedure with regard to (i) business shareholders may wish to present directly at an annual meeting of our shareholders and (ii) the nomination by shareholders of candidates for election as directors. Any shareholder wishing to raise an item of proper business or a nominee directly at an annual meeting must timely comply with the procedural and content requirements of our Bylaws.

Properly Brought Business. Our Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of that shareholder’s intention to bring that business before the meeting. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.09 of our Bylaws, which are available for inspection by our shareholders at our principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with our Bylaws.

Shareholder Nominations. Our Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by a shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to us from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.06 of our Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person would not be eligible for election as a director.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules (once effective) under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2026, which is 60 days prior to the anniversary date of the 2025 Annual Meeting.

Annual Report.

For its Annual Report to Shareholders for 2024, the Company is providing its Annual Report on Form 10-K for its fiscal year ended December 31, 2024 as filed with the SEC in connection with paper and electronic deliveries of this proxy statement, and it is also available at on the “Investors” section of our website at www.canterburypark.com under “SEC Filings.” Shareholders may also request our 2024 Annual Report on Form 10-K as filed with the Securities and Exchange Commission by writing to the Secretary of the Company at our address on the first page of this proxy statement.

Householding of Proxy Materials.

Registered and street name shareholders who reside at a single address receive only one annual report and proxy statement at that address unless a shareholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a shareholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact the Company in writing at 1100 Canterbury Road, Shakopee, Minnesota 55379. Shareholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting the Company at the address above.

Other Matters.

Management knows of no other matters that will be presented at this 2025 Annual Meeting of Shareholders. If any other matters are properly presented at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors, /s/ Randall D. Sampson Randall D. Sampson President and Chief Executive Officer

CANTERBURY PARK HOLDING CORPORATION
1100 CANTERBURY ROAD
SHAKOPEE, MN 55379

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2025 for shares held directly and by 11:59 P.M. ET on 06/02/2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2025 for shares held directly and by 11:59 P.M. ET on 06/02/2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Seven Directors

Nominees

01) Peter Ahn
02) Maureen H. Bausch
03) Mark Chronister
04) John S. Himle
05) Carin J. Offerman
06) Randall D. Sampson
07) Damon E. Schramm

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 YEARS on proposal 4.

NOTE: The proxies are authorized in their discretion, to vote upon such other business as may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000674220_1 R1.0.0.2

CANTERBURY PARK HOLDING CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

June 5, 2025
10:00 a.m. Central Daylight Time

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota 55379
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carin J. Offerman and Randall D. Sampson, as proxies, with full power of substitution, to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Canterbury Park Holding Corporation to be held on Thursday, June 5, 2025 at 10:00 a.m. Central Daylight Time at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "3 YEARS" FOR PROPOSAL 4.

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

0000674220_2 R1.0.0.2

Continued and to be signed on reverse side